EXHIBIT 12

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)

                                                        Three Months Ended           Six Months Ended
                                                            June 30,                      June 30
                                                        ---------------------      ---------------------
                                                          2003         2002           2003        2002
                                                        ---------   ---------      ---------   ---------
      Earnings
      Income   (loss)  from   continuing   operations
         before  income taxes and  cumulative  effect
         of change in accounting principle...........   $ (65.7)     $ 16.4        $  (50.0)    $  27.0

        Adjustments:
          Minority     interest    in    losses    of
          consolidated subsidiaries..................      ---          ---             ---         ---
          Undistributed  (income)  loss of less  than
          50% owned investments......................      ---          ---             ---         ---
          Distributions  from  less  than  50%  owned
          investments................................      ---          ---             ---         ---
          Fixed charges..............................      32.0        24.9            62.5        48.9
                                                        ---------   ---------      ---------   ---------

        Earnings.....................................     (33.7)       41.3            12.5        75.9
                                                        ---------   ---------      ---------   ---------


      Fixed charges, including preferred accretion
        Interest  expense,  including  debt  discount
          amortization...............................      26.3        22.1            51.8        43.8
        Accretion    of    redeemable     convertible
          preferred stock...........................         ---        ---             ---         ---
        Amortization/write-off of debt issuance costs       1.4         1.0             2.7         2.0
        Portion of rental expense  representative  of
          interest factor (assumed to be 33%)........       4.3         1.7             8.0         3.1
                                                        ---------   ---------      ---------   ---------


        Fixed charges................................   $  32.0     $  24.8        $   62.5     $  48.9
                                                        ---------   ---------      ---------   ---------

      Ratio of earnings to fixed charges.............        ---        1.7x             ---        1.6x
                                                        =========   =========      ==========  ==========


      Amount of earnings  deficiency  for coverage of
        fixed charges................................   $  65.7     $   ---         $  50.0     $   ---
                                                        =========   =========      ==========  ==========
